Exhibit 99.1

National Dentex Corporation Announces Acquisition of D. H. Baker
Dental Laboratory

    WAYLAND, Mass.--(BUSINESS WIRE)--Aug. 11, 2004--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced the acquisition of D. H. Baker Dental Laboratory, Inc. of Traverse City, Michigan. D. H. Baker had sales in excess of $4,000,000 in their last fiscal year ended December 31, 2003. Terms of the transaction were not disclosed.
    Mr. David Brown, President & CEO, commented: "We are extremely pleased to announce the acquisition of D. H. Baker Dental Laboratory. Founded twenty-five years ago by Doug Baker, D. H. Baker has grown through a dedication to consistent quality, outstanding service and educational support beyond their client's expectations. We are proud to have Doug, his General Manager Steve Begala and his whole talented team joining our network of laboratories. Their technical expertise, specializing in Crown and Bridge and Ceramics, is well known in the dental industry throughout the United States. Their commitment and focus on customer service fits well with our marketing approach of establishing lasting professional relationships with our customers."
    Mr. Brown further stated: "We continue to have discussions with a number of potential acquisition candidates. We remain firmly committed to this program and will continue to pursue stand alone facilities such as D. H. Baker, as well as consolidations with our existing laboratories."
    National Dentex Corporation serves an active customer base of over 20,000 dentists through dental laboratories located in 29 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

    This press release contains forward-looking statements within the meaning of the federal securities laws. The Company's actual results could be materially different as a result of a number of factors, including general economic conditions, the Company's ability to successfully operate additional laboratories, and other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission.

    CONTACT: National Dentex Corporation
             Richard F. Becker, 508-358-4422